Exhibit 5.1
Opinion of Gardere Wynne Sewell LLP

December 2, 2005
Ace Cash Express, Inc.
1231 Greenway Drive, Suite 600
Irving, Texas 75038
Ladies and Gentlemen:
     We have served as special counsel for Ace Cash Express, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the 200,000 shares of the Common Stock, $0.01 par value, of the Company (the “Shares”) underlying options or constituting restricted stock granted or that may be granted by the Company under the Ace Cash Express, Inc. Non-Employee Directors Stock Incentive Plan (the “Plan”).
     As such counsel, we have examined the Registration Statement, the Plan, and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Restated Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws, and such other corporate records, certificates, instruments, and other documents, and such legal matters, as we have deemed necessary to render the opinion expressed herein. We have assumed the authenticity and completeness of all records, certificates, instruments, and other documents submitted to us (whether as originals or copies); the accuracy of all statements of fact contained in those records, certificates, instruments, and other documents; and the genuineness of all signatures in those records, certificates, instruments, and other documents.
     Based on the foregoing, we are of the opinion that the Shares that may from time to time be issued or sold under the Plan, when issued or sold in accordance with the terms of the Plan, including (without limitation) the corporate proceedings or actions contemplated by the Plan and the corresponding option agreements or restricted stock agreements entered into by the Company, for consideration equal to at least the par value per Share, will be duly authorized, validly issued, and fully paid and nonassessable.
     Our opinion expressed above is based solely upon, and is limited to, the applicable laws of the State of Texas. Our opinion is also limited to the matter expressly addressed, and no opinion regarding any other matter is implied or may be inferred. Our opinion is expressed as of the date of this opinion letter, and we undertake no obligation to update or supplement this opinion letter to reflect any subsequent changes or developments in fact or law that may come to our attention.
     This opinion letter is delivered to you in connection with and for the purpose of the Registration Statement and may not be used, relied upon, or quoted for any other purpose.

Ace Cash Express, Inc.
December 2, 2005

     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours, GARDERE WYNNE SEWELL LLP
By:	/s/ Richard A. Tulli
Richard A. Tulli, Partner